EXHIBIT 10.48



                                                             James T. Richardson
                                                          25881 Industrial Blvd.
                                                               Hayward, CA 94945


September 25, 2002


Mr. David Pratt
12324 Melody Lane
Los Altos Hills, CA 94022

Dear David:

On behalf of the Board of Directors of AvantGo, it is my pleasure to confirm our offer to you to become interim CEO of the company. Cash compensation will be at the rate of $20,000 per month, base salary. Your quarterly target bonus will be $40,000 per quarter payable upon the achievement of agreed upon objectives. For Q4 2002, your objectives will be the same as those approved for the corporate bonus plan for senior objectives.

At the October 17, 2002 you will be granted and option for 250,000 shares of AvantGo stock at the then current market price. The shares will vest as follows:
125,000 shares on December 31, 2002; 41,666 shares on January 31, 2003, 41,667 on February 28, 2003, and 41,667 shares on March 31, 2003, subject to your being an employee on each of the vesting dates. If you are terminated other than for cause prior to March 31, 2003, your total cash compensation will be the greater of $100,000 or compensation earned to date plus $30,000; also, all unvested shares shall accelerate and fully vest on the date of termination. Subject to legal review of what the plan permits, your options will remain exercisable for at least six months beyond your date of termination.

It is anticipated that your start date will be October 16, 2002. Your base salary for October 2002 will be prorated to reflect this start date.

We very much look forward to your joining AvantGo. Please confirm your acceptance of this offer by fax to me at 503-699-0488, by email to jamest.richardson@attbi.com or jrichardson@avantgo.com, and return the signed original to my attention at AvantGo.

Sincerely,

/s/ James T. Richardson

James T. Richardson
Chairman



Accepted: David Pratt

/s/  David B. Pratt

Date:  9/25/02